EXHIBIT 99.1

Press Release

Geophysics and Drilling Expanded on Trend's Athabasca Uranium Property

DENVER, May 17, 2006 (PRIMEZONE) — Trend Mining Company (OTC BB:TRDM.OB — News) is pleased to announce that the recently completed drill program on the Diabase Peninsula uranium property in Saskatchewan's Athabasca Basin returned elevated levels of uranium mineralization, demonstrating significant local uranium enrichment, as well as elevated contents of key indicator minerals which support the concept of potential uranium mineralization. Nuinsco (TSX:NWI.TO - News) is operator and has launched an aggressive uranium exploration program at Diabase Peninsula aimed at identifying higher grade concentrations of uranium mineralization.

Thomas Loucks, President and CEO of Trend, stated, “We are excited by the initial results of Nuinsco’s program. Nuinsco has earned its 50% interest, and now the project is a formal joint venture. Nuinsco continues as operator.”

Paul Jones, Vice President-Exploration of Nuinsco, summarized the state of the program when he commented on results to-date and the corroborative overlapping geological, geochemical, and geophysical results of their program: these factors “indicate that uranium mineralizing processes were active, meaning that, with the Diabase property, we believe we are definitely looking in the right place. As a result, for 2006 we are planning an integrated exploration program that will involve the most recent techniques in geophysics, geochemistry, satellite imagery and interpretation, as well as further diamond drilling.”

In addition to the drill program, Nuinsco recently completed a second phase of deep penetrating ground geophysics along the trend of the Cable Bay Shear Zone. The geophysical survey is used to identify the presence of graphite and sulfide minerals, which provide a favorable environment for uranium deposition. Diamond drilling by Nuinsco has shown the Cable Bay Shear Zone to be both graphite- and sulfide-bearing. Approximately 42 kilometers of grid line has been surveyed near the north end of the Property and overlying the trend of the Cable Bay Shear Zone, a possible locus for uranium mineralization that underlies the entire property for 35 kilometers from north to south. Results of the geophysical survey are pending.

Six diamond drill holes were completed during the 2005-2006 winter totaling 2,789 meters. These preliminary drill holes have tested ground TEM resistivity anomalies over 3.8 kilometers at wide intervals ranging from 400 meters to 1,000 meters. All holes have attained the unconformity beneath Athabasca sediments and the Cable Bay Shear Zone — source of the TEM geophysical anomalies. To date, U3O8 values from drill core peak at 77 parts per million (ppm) (range less than 2 ppm to 77 ppm) from samples collected at and near the unconformity. The anomalous threshold is 6 ppm U3O8, demonstrating significant local enrichment greater than background values.

Unconformity uranium deposits have been shown to have geochemical signatures marked by increases in uranium, magnesium, phosphorous, and locally in nickel, copper, lead, zinc, cobalt, arsenic and boron, and a decrease in silica. The anomalous geochemistry, when combined with observations of bleaching and clay alteration, indicates the passage of high-temperature fluids through the rock and is typical of unconformity-type uranium mineralization. Analyses from Diabase property drill core demonstrate that the strongest uranium contents are indeed associated with several such elements, including boron, magnesium and nickel.

Elsewhere, the drilling has demonstrated the presence of a major fault, with up to 100 meters’ displacement, near the north end of the drill pattern. This area also exhibits anomalous nickel, magnesium and aluminum that is strongly correlative with uranium mineralization, and, given the importance of faulting in controlling uranium distribution at many known deposits, the area along the fault must be considered highly prospective.

About the Diabase Peninsula Property

The 21,900 hectare Diabase Peninsula Property encompasses coincident, highly prospective, alteration and geophysical signatures which are indicative of possible uranium mineralization. Located on the western shore of Cree Lake approximately five kilometers north of the southern boundary of the Athabasca Basin, the Diabase Peninsula property overlies the graphite-bearing Cable Bay Shear Zone which is considered to be an important potential host for uranium mineralization in this part of the Athabasca Basin. Coincident geophysical and geochemical trends presently define a five-kilometre domain at the centre of the claim group. This trend is coincident with an airborne EM anomaly, at least 35 kilometers in length, identified in a property-wide survey conducted in August 2005. The airborne response extends the full length of the property from north to south and possibly identifies the presence and locus of the Cable Bay Shear Zone. Combined, these signatures provide compelling drill targets at Diabase Peninsula.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend’s properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of PGM, base metal, and uranium exploration projects in the United States and Canada. Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company’s ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:

      Trend Mining Company
      Thomas Loucks, President & CEO
      (303) 798-7363I